Exhibit 99.1

FOR IMMEDIATE RELEASE:

CONTACT:

Scott M. Boruff

Miller Petroleum, Inc.

Phone: 423-663-9457

Fax: 423-663-9461

Web Site: http://www.millerenergyresources.com

Court Dismisses CNX Lawsuit Against Miller Petroleum

Huntsville, TN- December 17, 2008- Miller Petroleum, Inc. (Pink Sheets: MILL) announced today that the Chancery Court for Campbell County issued a ruling on December 16, 2008 dismissing all claims asserted against Miller Petroleum, Inc. in the action styled CNX Gas Company, LLC v. Miller Petroleum, Inc., Atlas America, LLC and Wind City Oil & Gas, LLC, Civil Action No. 08-071. The Court granted Miller’s Motion for Summary Judgment, finding that there was no basis for the claims of CNX that Miller violated the terms of a Letter of Intent previously entered into by them.

Miller CEO Scott M. Boruff commented that, “We always considered this a frivolous lawsuit and are presently evaluating our options for a countersuit against CNX based upon this outcome. Fortunately, we anticipated this ruling and concentrated instead on executing our ambitious business plan moving forward.”

About Miller Petroleum

Miller Petroleum, Inc. is an oil and natural gas exploration, production and drilling company operating primarily in the heart of Tennessee’s prolific and hydrocarbon-rich Appalachian Basin. Company chairman Deloy Miller has a successful track record spanning more than forty years in this Basin’s oil and gas industry. Since 1967, Miller Petroleum has drilled or serviced over 5200 wells. This experience has positioned Miller as one of Tennessee’s premier energy companies.

Forward Looking Statements

Certain matters discussed within this press release are forward-looking statements. Although Miller Petroleum, Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in Miller’s reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.